Exhibit 4.4

FOURTH SUPPLEMENTAL INDENTURE

between

REGIONS FINANCIAL CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

Dated as of April 30, 2008

Supplement to Indenture for subordinated debt securities,

dated as of May 15, 2002

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Section 7.3.	Miscellaneous	31
Section 7.4.	Successors and Assigns	31
Section 7.5.	Further Assurances	31
Section 7.6.	Effect of Recitals	31
Section 7.7.	Ratification of Indenture	32
Section 7.8.	Governing Law	32

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FOURTH SUPPLEMENTAL INDENTURE, dated as of April 30, 2008 (this “Supplemental Indenture”), between REGIONS FINANCIAL CORPORATION, a Delaware corporation (the “Company”), having its principal office at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have entered into an indenture dated as of May 15, 2002 (the “Indenture”), providing for the issuance by the Company from time to time of its subordinated debt securities;

WHEREAS, Regions Financing Trust III, a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as 8.875% Trust Preferred Securities (the “Trust Preferred Securities”), which are beneficial interests in the assets of the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its common securities (the “Trust Common Securities” and, together with the Trust Preferred Securities, the “Trust Securities”), in the JSNs (as defined herein);

WHEREAS, Section 901 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of securities of any series as permitted by Section 201 or 301 thereof;

WHEREAS, the Company desires to provide for the establishment of a new series of Securities pursuant to Sections 201 and 301 of the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Supplemental Indenture for the purposes of establishing the terms of such Securities and providing for the rights, obligations and duties of the Trustee with respect to such Securities;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 903 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the JSNs, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company; and

WHEREAS, all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the JSNs by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the JSNs, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the Amended Declaration (as defined herein) have the same meaning when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

(d) Any reference herein to “interest” includes any Additional Interest.

“Amended Declaration” means the Amended and Restated Declaration of Trust, dated as of April 30, 2008, among the Company, as Depositor, Deutsche Bank Trust Company Americas, as the Property Trustee, Deutsche Bank Trust Company Delaware, as the Delaware Trustee, and the Administrative Trustees named therein.

“Applicable Percentage” has the meaning specified in the Replacement Capital Covenant.

“Bankruptcy Event” has the meaning specified in the Amended Declaration.

“Business Combination” means a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person or a similar transaction.

A “Capital Treatment Event” means the reasonable determination by the Company that, as a result of (i) the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the Federal Reserve, or (ii) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is effective or is announced on or after the date hereof, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 capital” (or the then equivalent thereof) under the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

“Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Company will not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, or dividend rate considerations.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or, if at any time after the execution of this Supplemental Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means the common stock of the Company (including treasury shares of common stock and shares of common stock issued or sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans).

“Common Equity Issuance Cap” has the meaning specified in Section 2.7(a).

“Company” has the meaning specified in the Recitals.

“Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which Common Stock is traded or quoted on the relevant date, (ii) if Common Stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the amount deferred, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the JSNs. The settlement of all deferred interest pursuant to Section 2.5(c), whether it occurs on an Interest Payment Date or another date, will immediately terminate the Deferral Period.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale, and including the fair market value of property received by the Company or any of its Subsidiaries as consideration for such Qualifying APM Securities) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Qualifying Preferred Stock in excess of the Preferred Stock Issuance Cap), in each case to Persons that are not the Company’s Subsidiaries.

“Federal Reserve” means the Board of Governors of the Federal Reserve System, together with the Federal Reserve Bank of Atlanta, Georgia, or any successor federal bank regulatory agency having primary jurisdiction over the Company.

“Final Repayment Date” means June 15, 2078.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and Deutsche Bank Trust Company Americas, as guarantee trustee, dated as of April 30, 2008.

“Indenture” has the meaning specified in the Recitals.

“Intent-Based Replacement Disclosure” has the meaning specified in the Replacement Capital Covenant.

“Interest Payment Date” has the meaning specified in Section 2.4.

“Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Period, April 30, 2008) to but excluding the next Interest Payment Date.

An “Investment Company Event” means the receipt by the Company and the Trust of an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended, and this change becomes effective or would become effective on or after the date hereof.

“JSN” has the meaning specified in Section 2.1.

“Major Subsidiary Depositary Institution” means any Subsidiary Bank which represents 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.

“Make-Whole Redemption Price” means, in respect of the redemption of any JSNs, an amount equal to (x) 100% of the principal amount of the JSNs being redeemed or (y) if greater, the sum of the present values of the remaining scheduled payments of principal (discounted from June 15, 2013) and interest that would have been payable to and including June 15, 2013 (discounted from their respective Interest Payment Dates) on the JSNs to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued and unpaid interest to the Redemption Date.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.2 or Qualifying APM Securities pursuant to Section 2.7, the occurrence or existence of any of the following events or sets of circumstances:

(i) Trading in securities generally (or in the Common Stock or Preferred Stock specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which Common Stock and/or Preferred

Stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts trading in, or the issuance and sale of, Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(ii) The Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Capital Securities pursuant to Section 2.2 or Qualifying APM Securities pursuant to Section 2.7, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval, or the Federal Reserve instructs the Company not to sell or offer for sale Qualifying APM Securities at such time;

(iii) The number of shares of Common Stock (or, if the Company has amended the definition of Qualifying APM Securities to eliminate Common Stock, the number of shares for which any Qualifying Warrants are exercisable) necessary to raise sufficient proceeds to pay the deferred interest payments would exceed the Shares Available for Issuance and consent of the Company’s shareholders to increase the amount of authorized shares has not been obtained despite the Company having used commercially reasonable efforts to obtain such consent; provided that this Market Disruption Event will not relieve the Company of its obligation to issue the number of Shares Available for Issuance (or Qualifying Warrants exercisable for such number of shares) and to apply the proceeds thereof in partial payment of deferred interest;

(iv) A banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(v) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be, has been materially disrupted or ceased;

(vi) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(vii) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, such that market trading in Qualifying APM Securities or Qualifying Capital Securities, as the case may be, has been materially disrupted or ceased;

(viii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 180 days in any 360-day period; or

(ix) The Company reasonably believes that the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (viii) above) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (ix) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (ix) shall not exceed an aggregate of 180 days in any 360-day period.

“Parity Securities” means debt securities or guarantees of the Company that rank upon liquidation of the Company pari passu with the JSNs, and includes the JSNs.

“Paying Agent” means, with respect to the JSNs, Deutsche Bank Trust Company Americas or any other Person, including an affiliate of the Company, authorized by the Company to pay the principal of or interest on the JSNs on behalf of the Company.

“Permitted Remedies” has the meaning specified in the Replacement Capital Covenant.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business will principally be administered in a Place of Payment, which office at the date hereof in the case of Deutsche Bank Trust Company Americas, in its capacity as Paying Agent with respect to the JSNs under the Indenture, is located at 60 Wall Street, 27th floor, Mail Stop NYC60-2710, New York, New York 10005, Attention: Trust and Securities Services.

“Preferred Stock” means the preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning specified in Section 2.7(a).

“Prospectus Supplement” means the prospectus supplement dated April 25, 2008 to the prospectus dated May 11, 2007, pursuant to which the Trust Preferred Securities and the JSNs were offered to investors.

“Qualifying APM Securities” means, subject to Section 7.2, Common Stock, Qualifying Preferred Stock and Qualifying Warrants.

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Preferred Stock” means non-cumulative perpetual preferred stock that (a) ranks pari passu with or junior to all other preferred stock of the Company, (b) contains no remedies other than Permitted Remedies and (c) (i) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Company from making any distributions thereon upon its failure to satisfy one or more financial tests set forth therein or (ii) is subject to a Qualifying Replacement Capital Covenant.

“Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that (a) have an exercise price greater than the Current Stock Market Price as of the date the Company agrees to issue such warrants and (b) the Company is not entitled to redeem for cash and the holders of which are not entitled to require it to repurchase for cash in any circumstances. The Company intends that any Qualifying Warrants” issued in accordance with Section 2.7 will have exercise prices at least 10% above the Current Stock Market Price of its Common Stock on the date of issuance.

A “Rating Agency Event” means an amendment, clarification or change has occurred in the equity credit criteria for securities such as the JSNs of any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (a “Rating Agency”), which amendment, clarification or change results in (i) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the JSNs or (ii) a lower equity credit for the JSNs than the then respective equity credit assigned by such Rating Agency or its predecessor on the date hereof.

“Repayment Date” means the Scheduled Maturity Date and each Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the JSNs.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of April 30, 2008, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.2(a)(vii).

“Responsible Officer” means, with respect to Deutsche Bank Trust Company Americas in its capacity as Paying Agent, any officer within the Trust and Securities Services (or any successor department, unit or division of Deutsche Bank Trust Company Americas) assigned to the Paying Agent Office of Deutsche Bank Trust Company Americas, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.

“Scheduled Maturity Date” means June 15, 2048, or if that day is not a Business Day, the next Business Day.

“Securities Registrar” means, with respect to the JSNs, Deutsche Bank Trust Company Americas, or any other firm appointed by the Company, acting as securities registrar for the JSNs.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business will principally be administered, which office at the date hereof in the case of Deutsche Bank Trust Company Americas, in its capacity as Securities Registrar under the Indenture, is located at 60 Wall Street, 27th floor, Mail Stop NYC60-2710, New York, New York 10005, Attention: Trust and Securities Services.

“Shares Available for Issuance” means the number of shares of Common Stock determined by Regions, at any time, by (i) deducting from the number of authorized and unissued shares of Common Stock the maximum number of shares of Common Stock that can be issued under reservations and commitments existing at the time of such determination under which the Company is able to determine such maximum number and (ii) allocating remaining authorized and unissued shares of Common Stock on a pro rata basis or such other basis as the Company determines is appropriate to the alternative payment mechanism described in Section 2.7 and to any other similar commitment existing at the time of such determination that is of an indeterminate nature and under which the Company is then required to issue shares.

A “Supervisory Event” shall commence on the date the Company has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (1) to sell Qualifying APM Securities and (2) to apply the net proceeds of such sale to pay deferred interest on the JSNs, and the Company has been notified that the Federal Reserve disapproves of either of these actions and shall cease on the Business Day following the earlier to occur of (i) the tenth anniversary of the commencement of any Deferral Period or (ii) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention to both (1) issue or sell Qualifying APM Securities and (2) apply the net proceeds from such sale to pay deferred interest on the JSNs.

“Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

A “Tax Event” means the receipt by the Company and the Trust of an Opinion of Counsel to the effect that, as a result of:

(i) any amendment to, or change, including an announced prospective change, in the laws or any regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after the date hereof,

(ii) any proposed change in those laws or regulations that is announced after the date hereof;

(iii) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations that is announced on or after the date hereof, or

(iv) any threatened challenge asserted in connection with an audit of the Trust, the Company or its Subsidiaries, or a threatened challenge asserted in writing against any tax payer that has raised capital through the issuance of securities that are substantially similar to the JSNs or the Trust Preferred Securities and which securities were rated investment grade at the time of issue of such securities, there is more than an insubstantial increase in risk that:

(x) the Trust is or will be subject to United States federal income tax with respect to income received or accrued on the JSNs;

(y) interest payable by the Company on the JSNs is not or will not be deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(z) the Trust is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Trading Day” means a day on which Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means Morgan Stanley & Co. Incorporated (or its successor) or, if Morgan Stanley & Co. Incorporated (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

“Treasury Rate” means, for purposes of calculating the Make-Whole Redemption Price, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the JSNs being redeemed in a tender offer based on a spread to United States Treasury yields.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the table published by the Wall Street Journal entitled “Treasury Bonds, Notes and Bills,” except that: (i) if that table (or any successor table) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Trust” has the meaning specified in the Recitals.

“Trust Common Securities” has the meaning specified in the Recitals.

“Trustee” has the meaning specified in the Recitals.

“Trust Preferred Securities” has the meaning specified in the Recitals.

“Trust Securities” has the meaning specified in the Recitals.

“Underwriting Agreement” means the Underwriting Agreement, dated April 25, 2008, among the Trust, the Company and the underwriters named therein.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE JSNS

Section 2.1. Designation, Principal Amount and Authorized Denomination

There is hereby authorized a series of Securities designated the Junior Subordinated Notes (the “JSNs”), the amount of which to be issued will be as set forth in any Company Order for the authentication and delivery of JSNs pursuant to the Indenture. The denominations in which JSNs will be issuable are $25 principal amount and integral multiples thereof. The maximum aggregate principal amount of JSNs that may be authenticated and delivered under the Indenture and this Supplemental Indenture is $345,010,000 (except for JSNs authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other JSNs pursuant to Section 304, 305, 306, 906 or 1106 of the Indenture or Section 3.5 of this Supplemental Indenture); provided, however, that the Company may from time to time authenticate and deliver under the Indenture and this Supplemental Indenture up to $155 million additional principal amount of JSNs, which JSNs may accrue interest from a different date than the JSNs, as may be specified pursuant to Section 301 of the Indenture, so long as the Company reasonably determines that the additional JSNs so authenticated and delivered will be fungible for United States federal income tax purposes and, if the JSNs are held by the Property Trustee, subject to the satisfaction of the conditions set forth in the Amended Declaration with respect to the issuance of additional Trust Preferred Securities. From time to time the Company may execute and deliver, and upon receipt of a Company Order the Trustee shall authenticate and deliver, additional JSNs.

Section 2.2. Repayment

(a) Scheduled Maturity Date.

(i) The principal amount of, and, subject to Section 2.7(b), all accrued and unpaid interest on, the JSNs will be payable in full on the Scheduled Maturity Date; provided, however, that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with the Scheduled Maturity Date, (x) the principal amount of JSNs payable on the Scheduled Maturity Date, if any, will be equal to the Applicable Percentage of the net proceeds raised by the Company from the sale of Qualifying Capital Securities during the period referred to in clause (A) of Section 2.2(a)(iv), subject to Section 2.2(a)(vi), (y) such principal amount of JSNs will be repaid on the Scheduled Maturity Date pursuant to Article III, and (z) subject to clause (ii) of this Section 2.2(a), the remaining JSNs will remain outstanding and will be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 or become due and payable pursuant to Section 502 of the Indenture. The entire principal amount of the JSNs outstanding will be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee during the period from and including the 15th day immediately preceding the Scheduled Maturity Date to and including the 10th day immediately preceding the Scheduled Maturity Date.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with any Interest Payment Date after the Scheduled Maturity Date, the principal amount of JSNs repayable on such Interest Payment Date will be equal to the Applicable Percentage of the net proceeds raised by the Company from the sale of Qualifying Capital Securities during the period referred to in clause (B) of Section 2.2(a)(iv), subject to Section 2.2(a)(vi), and will be repaid on such Interest Payment Date pursuant to Article III, and the remaining

JSNs will remain outstanding and will be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 or become due and payable pursuant to Section 502 of the Indenture. The entire principal amount of the JSNs outstanding will be due and payable on any Interest Payment Date after the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee during the period from and including the 15th day immediately preceding such Interest Payment Date to and including the 10th day immediately preceding such Interest Payment Date.

(iii) The obligation of the Company to repay the JSNs pursuant to this Section 2.2(a) on any date before the Final Repayment Date will be subject to (x) its obligations under Article XVII of the Indenture to the holders of Senior Debt and (y) its obligations under Section 2.5 with respect to the payment of deferred interest on the JSNs.

(iv) Until the JSNs are paid in full, the Company will use Commercially Reasonable Efforts, subject to a Market Disruption Event:

(A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 days before the Scheduled Maturity Date, on which the Company delivers the notice required by clause (v) of this Section 2.2(a) and Section 3.1, to permit repayment of the entire principal amount of the JSNs in full on the Scheduled Maturity Date pursuant to clause (ii) of this Section 2.2(a); and

(B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the entire principal amount of the JSNs on the Scheduled Maturity Date (as required by clause (A) above) or any subsequent Interest Payment Date, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 90-day period ending on the date, not more than 15 and not less than 10 days before the following Interest Payment Date, on which the Company delivers the notice required by clause (v) of this Section 2.2(a) and Section 3.1, to permit repayment of the JSNs in full on such following Interest Payment Date pursuant to clauses (i)(z) and (ii) of this Section 2.2(a).

(v) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which the Trustee shall promptly forward upon receipt to the Property Trustee) no more than 15 and no less than 10 days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date, the Applicable Percentage applicable thereto and the corresponding principal amount of the JSNs to be repaid on such Repayment Date pursuant to clause (i) or (ii) above. The Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’ Certificate (which, in such an event, will be forwarded to each holder of record of the Trust Preferred Securities) further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180- or 90-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the entire principal amount of the JSNs in full pursuant to clause (iv) above. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of JSNs is to be repaid on the applicable Repayment Date, will be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the JSNs to be repaid on such Repayment Date, if any, which amount will be determined after giving effect to clause (vi) of this Section 2.2(a).

(vi) Payments in respect of the JSNs on and after the Scheduled Maturity Date will be applied, first, to deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.7, second, to pay current interest to the extent the Company is not paying from other sources and, third, to repay the principal of the JSNs; provided that if the Company is obligated to sell Qualifying Capital Securities and make payments of principal on any outstanding securities in addition to the JSNs in respect thereof, then on any date and for any period, such payments will be made on the JSNs and those other securities having the same scheduled maturity date as the JSNs pro rata in accordance with their respective outstanding principal amounts and no such payments will be made to any other securities having a later scheduled maturity date until the principal of the JSNs has been paid in full, except to the extent permitted by Sections 2.6(a) and 2.7(c). Notwithstanding the foregoing, if the Company raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the 180- or 90-day period referred to in clause (iv) above, the Company will not be required to repay any JSNs on the applicable Repayment Date. On the next Interest Payment Date as of which the Company has raised at least $5 million of net proceeds during the 180-day period preceding the notice date referred to in clause (v) above (or, if shorter, the period since the Company last repaid any principal amount of JSNs), the Company shall be required to repay a principal amount of the JSNs equal to the Applicable Percentage of the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period.

(vii) The Company shall not amend the Replacement Capital Covenant to amend the definitions incorporated into this Supplemental Indenture pursuant to Section 1.1 or to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining when repayment, redemption or purchase of the JSNs or the Trust Preferred Securities is permitted, except with the consent of holders of a majority by liquidation amount of the Trust Preferred Securities or, if the JSNs have been distributed by the Trust to the holders of the Trust Preferred Securities, a majority by principal amount of the JSNs. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the Trust Preferred Securities or the JSNs.

(b) Final Repayment Date. The principal of, and all accrued and unpaid interest on, all outstanding JSNs will be due and payable on the Final Repayment Date, regardless of the amount of Qualifying Capital Securities or Qualifying APM Securities the Company may have issued and sold by that time.

Section 2.3. Form

The JSNs will be issued in fully registered definitive form without interest coupons. Principal of and interest on the JSNs issued in definitive form will be payable, the transfer of such JSNs will be registrable and such JSNs will be exchangeable for JSNs bearing identical terms and provisions and notices and demands to or upon the Company in respect of the JSNs and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as will appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar, provided, further, that if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSNs then payment of interest will be made by wire transfer in immediately available funds to a bank account number specified by the Property Trustee. The JSNs may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4. Rate of Interest; Interest Payment Dates

(a) Rate of Interest. The JSNs will bear interest at an annual rate of 8.875% from and after April 30, 2008, computed on the basis of a 360-day year comprised of twelve 30-day months. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at an annual rate of 8.875% from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Dates. Subject to the other provisions hereof, interest on the JSNs shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2008 (each such date, an “Interest Payment Date”), or if any such day is not a Business Day, the following Business Day (and no interest shall accrue as a result of such postponement).

Section 2.5. Interest Deferral

(a) Option to Defer Interest Payments. The following provisions shall apply to the JSNs in lieu of Section 311 and the first paragraph of Section 1014 of the Indenture:

(i) The Company will have the right at any time and from time to time, to defer the payment of interest on the JSNs for up to 40 consecutive Interest Periods, provided that no Deferral Period will extend beyond the Final Repayment Date or the earlier redemption of any JSNs. Upon termination of any Deferral Period and upon the payment of all deferred interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to this Section 2.5.

(ii) At the end of any Deferral Period, the Company will pay all deferred interest on the JSNs to the Persons in whose names the JSNs are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.5(b).

(b) Payment of Deferred Interest. The Company will not pay deferred interest on the JSNs before the Final Repayment Date or at any time an Event of Default has occurred and is continuing from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period or at any other time from any available funds and (ii) if a Supervisory Event has occurred and is continuing, then the Company may (but is not obligated to) pay deferred interest with cash from any source. In addition, if the Company sells Qualifying APM Securities pursuant to Section 2.7 but a Supervisory Event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest on the JSNs.

(c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.5(b) and Section 2.7 will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or, if later, at any time within 90 days following the date of consummation of the Business Combination). The Company will establish a Special Record Date for the payment of any deferred interest pursuant to this Section 2.5(c) on a date other than an Interest Payment Date.

(d) Notice of Deferral. The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSNs, to the Property Trustee and the Delaware Trustee at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the JSNs, to each Holder of the JSNs and the Trustee at least five Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period will be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.

Section 2.6. Dividend and Other Payment Stoppages

(a) During Deferral Period. So long as any JSNs remain Outstanding, if the Company has given notice of its election to defer interest payments on the JSNs but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary to:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or any debt securities or guarantees of the Company that rank junior in interest upon liquidation to the JSNs; or

(iii) make any payments under any guarantee by the Company that ranks junior to the Guarantee Agreement;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any purchase, redemption or other acquisition of shares of the Company’s capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors or consultants, (B) a dividend reinvestment or shareholder purchase plan, (C) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period, (2) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (4) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (5) payments by the Company under the Guarantee Agreement, (6) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (7) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the JSNs), provided that such payments are made in accordance with Section 2.7(c) to the extent it applies, and any payment of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities, (8) any payment of principal in respect of Parity Securities having the same scheduled maturity date as the Scheduled Maturity Date for the JSNs, as required under a provision of such other Parity Securities that is substantially the same as the provision described under Section 2.2, and that is made on a pro rata basis among one or more series of Parity Securities (including the JSNs) having such a provision, or (9) any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same. The distribution restrictions and exceptions in this Section 2.6 will be in lieu of the distribution restrictions and exceptions in Section 311 of the Indenture.

(b) Additional Limitation upon Deferral Lasting over One Year. If any Deferral Period lasts longer than one year, the Company will not, and will cause its Subsidiaries not to, repurchase or acquire any securities ranking pari passu with or junior to any Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on the JSNs has been paid, subject to the exceptions listed in clauses (1) through (9) of Section 2.6(a). However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the limitation set forth in this Section 2.6(b) will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or, if later, at any time within 90 days following the date of consummation of the Business Combination).

Section 2.7. Alternative Payment Mechanism

(a) Obligation to Issue Qualifying APM Securities. Commencing not later than the earlier of (i) the first Interest Payment Date following the commencement of any Deferral Period on which the Company pays any current interest on the JSNs from any source of funds or (ii) the fifth anniversary of the commencement of such Deferral Period, the Company shall, subject to the occurrence and continuation of a Supervisory Event or a Market Disruption Event as described under Section 2.7(b) and subject to Section 2.5(c), issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including compounded interest, on the JSNs and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.5, provided that:

(i) the foregoing obligations will not apply during the first five years of any Deferral Period to the extent that the net proceeds of any issuance of Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) applied during such Deferral Period to pay interest on the JSNs pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied during such Deferral Period, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest regardless of the time at which it was deferred, pursuant to this Section 2.7, subject to any Supervisory Event or Market Disruption Event; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period; and

(ii) the Company shall not be required or permitted to issue Qualifying Preferred Stock to pay deferred interest on the JSNs, and the foregoing obligations will not apply, to the extent that the net proceeds of any issuance of Qualifying Preferred Stock applied to pay interest on the JSNs pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the outstanding JSNs (the “Preferred Stock Issuance Cap”).

For the avoidance of doubt, (x) once the Company reaches the Common Equity Issuance Cap for a Deferral Period, the Company will not be required to issue more Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) with respect to deferred interest attributable to the first five years of such Deferral Period pursuant to this Section 2.7, even if the amount referred to in clause (i) of this Section 2.7 subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or the number of outstanding shares of Common Stock, and (y) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the JSNs, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants.

(b) Market Disruption Event and Supervisory Event. Section 2.7(a) will not apply with respect to any Interest Payment Date if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent the Trust is the sole Holder of the JSNs) no more than 15 and no less than 10 Business Days before such Interest Payment Date an Officers’ Certificate (which the Trustee will promptly forward upon receipt to each holder of record of the Trust Preferred Securities) stating that (i) a Market Disruption Event or Supervisory Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided, (y) the Market Disruption Event or Supervisory Event continued for only part of such period but the Company was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) the Supervisory Event prevents the Company from applying the net proceeds of sales of Qualifying APM Securities to pay deferred interest on such Interest Payment Date.

(c) Partial Payment of Deferred Interest.

(i) If the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest on any Interest Payment Date pursuant to this Section 2.7, such Eligible Proceeds will be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, and payment on each installment of deferred interest will be distributed to Holders of such installment on a pro rata basis.

(ii) If the Company has outstanding Parity Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions will be applied to the JSNs and those other Parity Securities on a pro rata basis up to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap (or comparable provisions in the instruments governing those other Parity Securities) in proportion to the total amounts that are due on the JSNs and such other Parity Securities, or on such other basis as the Federal Reserve may approve. The Company may make such pro rata payments on such Parity Securities so long as it shall have paid or deposited with the Paying Agent for the JSNs or segregated and holds in trust for payment the pro rata amount of deferred interest payable on the JSNs.

(d) Qualifying APM Securities Definition Change. The Company will send written notice to the Trustee (which notice the Trustee will promptly forward upon receipt to the Administrative Trustees, who will forward such notice to each holder of record of Trust Preferred Securities) prior to the effective date of any change in the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants.

Section 2.8. Redemption of the JSNs

(a) Redemption. Section 1108 of the Indenture shall not apply to the JSNs. The JSNs shall be redeemable, at the Company’s option, (i) at any time on or after June 15, 2013 in whole or in part, or (ii) prior to June 15, 2013, in whole but not in part at any time following the occurrence of a Tax Event, Rating Agency Event, Capital Treatment Event or Investment Company Event. In the case of a redemption in connection with a Rating Agency Event, the Redemption Price shall be the applicable Make-Whole Redemption Price. In all other cases, the Redemption Price shall be 100% of the principal amount of the JSNs being redeemed, plus accrued and unpaid interest through the Redemption Date. The Company will notify the Trust of the applicable Make-Whole Redemption Price (if applicable) promptly after the calculation thereof and the Trust will have no responsibility for calculating the Make-Whole Redemption Price. The Company may not redeem the JSNs in part if the principal amount of the JSNs has been accelerated and such acceleration has not been rescinded unless all accrued and unpaid interest including deferred interest has been paid in full on all outstanding JSNs for all Interest Periods terminating on or before the Redemption Date.

(b) Sinking Fund. The JSNs are not entitled to any sinking fund payments or similar provisions.

Section 2.9. Events of Default

(a) Paragraphs (1) through (7) of Section 501 of the Indenture will not apply to the JSNs, the occurrence of an event described therein will not be an Event of Default with respect to the JSNs, and solely for purposes of the JSNs such paragraphs are replaced with the following subparagraphs (i) through (iv), the occurrence of any of which shall be an Event of Default with respect to the JSNs:

(i) the default in the payment of interest, including Additional Interest, in full on the JSNs for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

(ii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(iii) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action; or

(iv) a receiver is appointed under the Federal Deposit Insurance Act or other applicable law for a Major Subsidiary Depositary Institution.

(b) The JSNs shall not have the benefits of the first paragraph of Section 503 of the Indenture.

(c) So long as any JSNs are held by or on behalf of the Trust, the Trustee will provide to the holders of the Trust Preferred Securities such notices as it will from time to time provide under Section 601 of the Indenture.

(d) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the JSNs or the holders of the Trust Preferred Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the JSNs will be an Event of Default with respect to the JSNs other than those specified as Events of Default in Section 2.9(a).

(e) The Company shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the JSNs to the definition of Event of Default without the consent of the Holders of at least a majority in aggregate principal amount of outstanding JSNs.

Section 2.10. Securities Registrar; Paying Agent; Delegation of Trustee Duties

(a) The Company appoints Deutsche Bank Trust Company Americas as Securities Registrar and Paying Agent with respect to the JSNs.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee will not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.11. Obligation to Seek Shareholder Approval to Increase Authorized Share

The Company will use commercially reasonable efforts to seek shareholder approval to amend its amended and restated certificate of incorporation to increase the number of its authorized shares if, at any date, the Shares Available for Issuance fall below the greater of (i) 143,770,000 shares (as adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction) and (ii) during any Deferral Period, the number of shares that the Company would need to issue to raise sufficient net proceeds to pay (assuming a per share price equal to the average trading price of the shares over the 10-Trading Day period preceding such date) an amount equal to the lesser of (x) three times the currently outstanding deferred interest on the JSNs (including compounded interest thereon) plus an additional year of deferred interest on the JSNs, and (y) the amount of deferred interest (including compounded interest thereon) that would accrue on the JSNs for an entire 10-year Deferral Period (less any amount that has already been paid). The number of shares referred to under clause (i) above will be automatically (A) increased by 100% if the definition of Qualifying APM Securities is amended to eliminate Common Stock and (B) increased proportionately to the number of such additional Trust Preferred Securities if the Trust issues additional Trust Preferred Securities after the initial issue date for the Trust Preferred Securities.

Section 2.12. Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership

Each Holder, by such Holder’s acceptance of the JSNs, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such JSNs, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.7 to the extent the amount of such interest exceeds the sum of (x) the earliest two years of accumulated and unpaid interest on such Holder’s JSNs and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock that the Company has applied to pay such deferred interest pursuant to Section 2.7. Each Holder of JSNs shall be deemed to agree that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received if the claim for such excess ranked pari passu with the interests of the Holders, if any, of Qualifying Preferred Stock.

Section 2.13. Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Preferred Securities.

Section 508 of the Indenture will not apply to the JSNs.

Notwithstanding any other provision in the Indenture, each Holder of the JSNs shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 307 of the Indenture) interest (including any Additional Interest) on the JSNs on the Final Repayment Date (or, in the case of redemption or repayment, on the Redemption Date or the Repayment Date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any JSNs are held by or on behalf of the Trust, any holder of the Trust Preferred Securities issued by the Trust shall have the right, upon (i) the breach by the Company of its obligations under Section 2.2(a)(iv) to issue Qualifying Capital Securities or Section 2.7(a) to issue Qualifying APM Securities or (ii) the failure of the Company to pay interest or principal on the JSNs on the date that interest or principal is otherwise payable (except for deferrals permitted by Section 2.5 and the Amended Declaration), to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such Holder of principal of (premium, if any) and (subject to Section 307 of the Indenture) interest (including any Additional Interest) on the JSNs having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended Declaration) of such Trust Preferred Securities.

ARTICLE III

REPAYMENT OF JSNS

Section 3.1. Repayments

The Company will, not less than 15 nor more than 10 days before each Repayment Date (unless a shorter notice will be satisfactory to the Trustee), notify the Trustee of the principal amount of JSNs to be repaid on such date pursuant to Section 2.2(a).

Section 3.2. Selection of the JSNs to be Repaid

If less than all the JSNs are to be repaid on any Repayment Date (unless the JSNs are issued in the form of a global security or held by the Property Trustee), the particular JSNs to be repaid will be selected not more than 60 days before such Repayment Date by the Trustee, from the Outstanding JSNs not previously repaid or called for redemption, by lot or such other method as the Trustee will deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any JSNs; provided that the portion of the principal amount of any JSNs not repaid will be in an authorized denomination (which will not be less than the minimum authorized denomination).

The Trustee will promptly notify the Company in writing of the JSNs selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of JSNs will relate, in the case of any JSNs repaid or to be repaid only in part, to the portion of the principal amount of such JSNs that has been or is to be repaid. JSNs registered in the name of the Company, any Affiliate or any Subsidiary thereof will not be included in the JSNs selected for repayment except to the extent no other JSNs remain or would remain outstanding.

Section3.3. Notice of Repayment

Notice of repayment will be given by first-class mail, postage prepaid, mailed not later than the 10th, and not earlier than the 15th, day before the Repayment Date, to each Holder of JSNs to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment will identify the JSNs to be repaid (including CUSIP number, if a CUSIP number has been assigned to the JSNs) and will state:

(a) the Repayment Date;

(b) if less than all Outstanding JSNs are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular JSNs to be repaid;

(c) that on the Repayment Date, the principal amount of the JSNs to be repaid will become due and payable upon each such JSNs or portion thereof, and that interest thereon, if any, will cease to accrue on and after said date;

(d) whether any deferred interest shall remain outstanding on any JSNs to be repaid, and if so, the amount of such deferred interest and that Additional Interest shall continue to accrue on and after said date until paid; and

(e) the place or places where such JSNs are to be surrendered for payment of the principal amount thereof.

Notice of repayment will be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and will be irrevocable. The notice if mailed in the manner herein provided will be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any JSNs designated for repayment as a whole or in part will not affect the validity of the proceedings for the repayment of any other JSNs.

Section 3.4. Deposit of Repayment Amount

Before 10:00 a.m., New York City time, on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the JSNs that are to be repaid on that date.

Section 3.5. Repayment of JSNs

If any notice of repayment has been given as provided in Section 3.3, the JSNs or portion of the JSNs with respect to which such notice has been given will become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such JSNs at a Place of Payment in said notice specified, the said securities or the specified portions thereof will be paid by the Company at their principal amount, together with accrued interest to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding JSNs, installments of interest whose Scheduled Maturity Date is on or before the Repayment Date will be payable to the Holders of such JSNs, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 307 of the Indenture.

Upon presentation of any JSNs repaid in part only, the Company will execute and the Trustee will authenticate and make available for delivery to the Holder thereof, at the expense of the Company, new JSNs, of authorized denominations, in aggregate principal amount equal to the portion of the JSNs not repaid and so presented and having the same Scheduled Maturity Date and other terms as such JSNs. If a global security is so surrendered, such new JSNs will also be a new global security.

If any JSNs required to be repaid will not be so repaid upon surrender thereof, the principal of such JSNs will, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the JSNs.

ARTICLE IV

FORM OF JSNS

Section 4.1. Form of JSNs

The JSNs are to be substantially in the following form and include the Trustee’s certificate of authentication in the form required by Section 202 of the Indenture:

No. Issue Date:	Principal Amount: $

REGIONS FINANCIAL CORPORATION

8.875% JUNIOR SUBORDINATED NOTES DUE 2078

REGIONS FINANCIAL CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      ($                    ) and all accrued and unpaid interest thereof on June 15, 2078 (the “Final Repayment Date”).

The Company further promises to pay interest on said principal sum from and including April 30, 2008, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, at the annual rate of 8.875% from and after April 30, 2008 quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June, 2008, or if any such day is not a Business Day, on the next Business Day (each such date, an “Interest Payment Date”). Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.5 of the Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the rate described in the second sentence of this paragraph, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. In the event any Interest Payment Date occurs on a day that is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” will mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Birmingham, Alabama or Wilmington, Delaware are authorized or required by law or executive order to remain closed. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at 5:00 p.m., New York City time, on the Regular Record Date for such interest installment, which will be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof will be given to Holders of Securities of this series not less than 10 days before such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company has the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for up to 40 consecutive Interest Periods; provided, however, that no Deferral Period will extend beyond the Final Repayment Date or the earlier redemption of any Securities of this series. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.7 of the Supplemental Indenture, no interest will be due and payable during a Deferral Period except at the end thereof.

So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any debt securities or guarantees of the Company that rank upon the Company’s liquidation pari passu with this Security (including this Security, the “Parity Securities”), or junior in interest to this Security (except for partial payments of interest with respect to the Security) or (iii) make any payments under any guarantee by the Company that ranks junior to the Guarantee Agreement (other than (a) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors or consultants, (2) a dividend reinvestment or stockholder purchase plan, (3) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period; (b) any exchange or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or purchase of rights pursuant thereto; (e) payments by the Company under the Guarantee Agreement; (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock); (g) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities, provided that such payments are made in accordance with Section 2.7(c) of the Supplemental Indenture to the extent it applies, and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; (h) any payment of principal in respect of Parity Securities having the same scheduled maturity date as this Security, as required under a provision of such Parity Securities that is substantially the same as Section 2.2 of the Supplemental Indenture, and that is made on a pro rata basis among one or more series of Parity Securities having such a provision), or (i) any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same. In addition, if any Deferral Period lasts longer than one year, the Company will not, and will cause its Subsidiaries not to, repurchase or acquire any securities ranking pari passu with or junior to any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on this Security has been paid before the first anniversary of the date on which all deferred interest on this Security has been paid, subject to the exceptions listed above.

The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole holder of the Securities, to the Property Trustee and the Delaware Trustee at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Securities, to Holders of the Securities and the Trustee at least five Business Days before the next Interest Payment Date.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address will appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and will be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

REGIONS FINANCIAL CORPORATION

By:
PRESIDENT OR VICE PRESIDENT

Attest:

SECRETARY OR ASSISTANT SECRETARY

(FORM OF REVERSE OF JSNs)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Indenture for subordinated debt securities, dated as of May 15, 2002 (herein called the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture, dated as of April 30, 2008, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Declaration of Trust, dated as of April 30, 2008, as amended (the “Amended Declaration”), for Regions Financing Trust III among Regions Financial Corporation, as Depositor, Deutsche Bank Trust Company Americas, as the Property Trustee, Deutsche Bank Trust Company Delaware, as the Delaware Trustee, and the Administrative Trustees, will have the meanings assigned to them in the Indenture or the Amended Declaration, as the case may be.

This Security shall be redeemable, at the option of the Company in accordance with the terms of the Indenture, at any time, including on or after the Scheduled Maturity Date. In particular, this Security is redeemable, at the Company’s option, (i) at any time on or after June 15, 2013, in whole or in part, or (ii) prior to June 15, 2013, in whole but not in part at any time following the occurrence of a Tax Event, Rating Agency Event, Capital Treatment Event or Investment Company Event. In the case of a redemption in connection with a Rating Agency Event, the Redemption Price shall be the applicable Make-Whole Redemption Price. In all other cases, the Redemption Price shall be 100% of the principal amount of the JSNs being redeemed, plus accrued and unpaid interest through the Redemption Date. Securities of this series shall be subject to partial redemption only in the amount of $25 or integral multiples thereof.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security will be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, in the case of the Securities issued to and held by Regions Financing Trust III, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest); and on all the Securities will become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities will remain subordinated to the extent provided in Article XVII of the Base Indenture.

So long as any Securities are held by or on behalf of Regions Financing Trust III, any holder of the Trust Preferred Securities issued by the Regions Financing Trust III shall have the right, upon (i) the breach by the Company of its obligations under Section 2.2(a)(iv) of the Supplemental Indenture to issue Qualifying Capital Securities or Section 2.7(a) of the Supplemental Indenture to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in Section 2.9(a) of the Supplemental Indenture, to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 307 of the Base Indenture) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended Declaration) of such Trust Preferred Securities.

The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such Security, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 of the Supplemental Indenture that has not been paid pursuant to Sections 2.5 and 2.7 of the Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) the earliest two years of accumulated and unpaid interest on this Security and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock that the Company has applied to pay such deferred interest pursuant to the Alternative Payment Mechanism; provided that such Holder shall be deemed to agree that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received if the claim for such excess ranked pari passu with the interests of the Holders, if any, of Qualifying Preferred Stock.

No reference herein to the Indenture and no provision of this Security or of the Indenture will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Before due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee will treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent will be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $25 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus.

The Indenture and this Security will be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE V

ORIGINAL ISSUE OF JSNS

Section 5.1. Original Issue of JSNs

JSNs in the aggregate principal amount of $345,010,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said JSNs in accordance with a Company Order. Subject to the terms of Section 2.1, from time to time after the execution of this Supplemental Indenture, additional JSNs having the same terms (provided that such JSNs, if issued on or after the first Interest Payment Date, shall bear interest from the most recent Interest Payment Date) may be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said JSNs in accordance with a Company Order. Any such JSNs shall become part of the same series as the JSNs originally issued hereunder.

Section 5.2. Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the JSNs, the Company will file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time. Neither the Company nor the Trust would make actual payments on the JSNs, or on the Trust Preferred Securities, as the case may be, during a Deferral Period.

ARTICLE VI

SUBORDINATION

Section 6.1. Senior Debt

The subordination provisions of Article XVII of the Indenture will apply to the JSNs, except that for the purposes of the JSNs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities):

(a) the definition of “Senior Debt” in the Indenture is hereby amended to replace the proviso in its entirety with the following:

“provided, however, that, in any event, Senior Debt shall not include (1) the Guarantee Agreement, (2) existing Parity Securities and any indebtedness or guarantee that is by its terms subordinated to, or ranks equally with, the JSNs and the issuance of which does not at the time of issuance prevent the JSNs from qualifying for treatment of the amount equal to the liquidation amount of the JSNs as “Tier 1 Capital” (irrespective of any limits on the amount of the “Tier 1 Capital” of the Company) under the applicable capital adequacy guidelines, rules, regulations, policies or published interpretations of the Federal Reserve; and (3) trade accounts payable and other accrued liabilities arising in the ordinary course of business.”

(b) Notwithstanding the foregoing or any other provision of the Indenture or of this Supplemental Indenture, provided that the Company is not subject to a bankruptcy, insolvency, liquidation or similar proceeding, the priority of the JSNs in right of payment as to Parity Securities is subject to the provisions of Section 2.6 and the Company will be permitted to pay interest or principal on Parity Securities in accordance with Section 2.6.

Section 6.2. Compliance with Federal Reserve Rules

The Company will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the JSNs, except in compliance with applicable regulations and guidelines of the Federal Reserve.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Effectiveness

This Supplemental Indenture will become effective upon its execution and delivery.

Section 7.2. Modification of Supplemental Indenture

(a) Without the consent of any Holders of the JSNs, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee:

(i) to eliminate Common Stock or Qualifying Warrants (but not both) from the definition of “Qualifying APM Securities” if, after the initial issue date for the JSNs,

an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes; or

(ii) to modify the definition of Shares Available for Issuance and the related provisions hereof; provided that (A) the Company has determined, in its reasonable discretion, that such modification is not materially adverse to such holders, (B) the rating agencies then rating the Trust Preferred Securities confirm the current ratings of the Trust Preferred Securities, and (C) the number of Shares Available for Issuance after giving effect to such modification will not fall below the then applicable threshold set forth in Section 2.11.

If the Company has amended the definition of Qualifying APM Securities to eliminate Common Stock pursuant to this Section 7.2, then the Company will be required to use commercially reasonable efforts, subject to the Common Equity Issuance Cap, to set the terms of the Qualifying Warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the JSNs in accordance with Section 2.7.

(b) Notwithstanding any other provision in the Indenture or this Supplemental Indenture to the contrary, the Company and the Trustee, without the consent of any holder of JSNs, may enter into a supplemental indenture for the purpose of conforming the terms of the Indenture and/or this Supplemental Indenture and the JSNs to the description of the JSNs contained in the Prospectus Supplement.

Section 7.3. Miscellaneous

The Company will promptly give notice to Holders, in the manner provided for in the Indenture, of any supplemental indenture entered into pursuant to Section 7.2(a).

Section 7.4. Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 7.5. Further Assurances

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 7.6. Effect of Recitals

The recitals contained herein and in the JSNs, except the Trustee’s certificates of authentication, will be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the JSNs. Neither the Trustee nor any Authenticating Agent will be accountable for the use or application by the Company of the JSNs or the proceeds thereof.

Section 7.7. Ratification of Indenture

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.8. Governing Law

This Supplemental Indenture and the JSNs will be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

REGIONS FINANCIAL CORPORATION

By	/s/ Hardie B. Kimbrough, Jr.
Name:	Hardie B. Kimbrough, Jr.
Title:	Executive Vice President

Attest:

By:	/s/ Carl L. Gorday
Carl L. Gorday
Assistant Secretary

DEUTSCHE BANK NATIONAL TRUST COMPANY FOR DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By	/s/ Kenneth R. Ring
Name:	Kenneth R. Ring
Title:	Vice President

By	/s/ Rodney Gaughan
Name:	Rodney Gaughan
Title:	Vice President